                                                                    Exhibit 2.16

                                ESCROW AGREEMENT

       THIS ESCROW AGREEMENT (the "Escrow Agreement") dated as of June 29, 2000, is made by and among AppliedTheory Corporation, a Delaware corporation ("Parent"), Tim Blackwood, Art Borrego and Roger Lewis (the "Stockholders"), Team Tech International, Inc., a Texas corporation (the "Company") and Wells Fargo Investment Management & Trust (the "Escrow Agent").

       WHEREAS, Parent, the Company, AppliedTheory TT Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and the Stockholders have entered into an Agreement and Plan of Merger dated June 10, 2000 (the "Merger Agreement"), which provides that Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent;

       WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure the indemnification and other obligations of the Company and the Stockholders under the Merger Agreement;

       WHEREAS, the closing of the transactions contemplated by the Merger Agreement is taking place as of the date hereof and the execution of this Escrow Agreement by the parties is an express condition thereto; and

       WHEREAS, Parent has relied upon the representations, warranties and covenants of the Company and the Stockholders provided in the Merger Agreement and in the Schedules, Exhibits and other instruments or agreements delivered to and in favor of Parent pursuant to the Merger Agreement.

       NOW, THEREFORE, to induce Parent to proceed with the Closing and the Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

       1. Defined Terms. Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Merger Agreement. In case of any conflict between the terms hereof and those of the Merger Agreement, the terms of the Merger Agreement shall prevail.

       2. Appointment of the Escrow Agent. Parent and the Stockholders hereby appoint Wells Fargo Investment Management & Trust to serve as escrow agent to hold, safeguard and disburse the Escrow Fund (as defined below) subject to and in accordance with the provisions of this Agreement. Escrow Agent hereby accepts such appointment to act as escrow agent and agrees to hold, safeguard and disburse the Escrow Fund pursuant to the terms hereof.


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       3.  Creation of the Escrow Fund. Upon the Closing of the Merger, the
Escrow Agent shall acknowledge receipt of and hold in an account 51,628 shares of Parent Common Stock (the "Escrow Shares"), the per share value thereof to be as set forth in section 5 hereof and such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Shares shall be (i) held in the Escrow Fund and (ii) beneficially owned by the Stockholders.

       4. Claims Against Escrow Fund. Subject to the provisions of Article VII of the Merger Agreement, the Stockholders have agreed to indemnify and hold harmless each of Parent and the Surviving Corporation from and against, and shall compensate and reimburse each of them for, Losses, as set forth therein. Upon compliance with the terms hereof, Parent shall be entitled to receive payment in Escrow Shares from the Escrow Fund for amounts owing in respect of any indemnification obligations or other claims under or pursuant to the Merger Agreement.

       (a) Parent shall give written notice (a " Claim Notice") to the Stockholders and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it is asserting under the Merger Agreement; provided, however, that Parent may make more than one Claim with respect to any underlying state of facts. If any Stockholder wishes to object to any Claim raised in the Claim Notice, he shall provide Parent and Escrow Agent with a notice, executed by him, specifying in reasonable detail the basis for his objection to the Claim (an "Objection Notice") within 30 business days following the date upon which the Stockholders received the Claim Notice. If no Stockholder shall have objected to any Claim raised in the Claim Notice, the Stockholders shall each promptly countersign the Claim Notice and return a copy to each of the Parent and the Escrow Agent.

       (b) Upon the receipt by Parent and Escrow Agent of an Objection Notice, Parent and the Stockholders shall attempt in good faith to agree upon the rights of the respective parties with respect to each disputed Claim within 30 days. If Parent and the Stockholders are able to resolve the issues raised in the Objection Notice, Parent and the Stockholders shall provide the Escrow Agent with a written notice (a "Settlement Notice") executed by each Stockholder and by an officer of the Parent and setting forth the substance of such resolution of disputed issue(s).

       (c) If at any time prior to the expiration of this Escrow Agreement, Escrow Agent receives a Settlement Notice, a final non-appealable order of a court of competent jurisdiction, or other joint written instructions from both Parent and the Stockholders, to make payment to Parent, then Escrow Agent shall make such payment out of the Escrow Fund to the Parent in accordance with such instructions, unless the Escrow Fund shall be insufficient to comply with such instructions. In such a case, the Escrow Agent shall pay the Escrow Fund, or any remaining portion thereof, to Parent and shall advise the Parent and the Stockholders in writing of the amount of such payment.

       (d) If no such agreement can be reached after good faith negotiation (a "Dispute") within thirty (30) days after the receipt by Parent and Escrow Agent of the Objection Notice, such Dispute shall be submitted to mandatory and binding arbitration


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within 15 days of the end of such 30-day period. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") and the decision of the arbitrators as to the validity and amount of any Claim that is the subject of a Dispute shall be binding and conclusive upon the parties to this Agreement and Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with the arbitrator's award. The arbitration hearing shall be held in Denver, Colorado. The arbitration panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder, to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation, the provisions of this Section 4. It is understood and agreed that the artibrator's award in such arbitration shall relate solely to the dispute described in the Objection Notice, shall determine only whether or not the party giving the Claim Notice is entitled to all or part of the amounts claimed in the Claim Notice, and shall in no way involve any other matter relating to the Merger Agreement or this Escrow Agreement unless Parent and the Stockholders shall otherwise agree through written directions to the arbitrator, which directions must be executed by Parent and the Stockholders. Further, in the event that the resolution of such dispute shall depend on the final disposition of a claim made by an unaffiliated third party against Parent, Stockholders, or the Company, such arbitrator shall defer final resolution of such dispute until such third party claim has been resolved or appropriate provision therefor has been made. Any award rendered by the arbitration panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction. All costs and expenses of such arbitration (including legal expenses of either party) shall be paid as directed by the arbitrator or, in the absence of such a direction, responsibility of the party having incurred such expenses. The intent of the parties hereto is that, to the extent a party prevails in the arbitration, the other party shall be obligated to reimburse the prevailing party for its costs and expenses. In no event shall any of such costs or expenses be paid or payable by the Escrow Agent, and Parent and the Stockholders (to the extent directed by the arbitrator in accordance with the foregoing) shall reimburse Escrow Agent for any costs incurred thereby or in connection therewith.

       5. Valuation of Parent Common Stock. Parent and the Stockholders hereby agree that for the purposes of this Escrow Agreement, the Escrow Shares shall be valued at $21.50 per share.

       6.  Expiration Of Escrow Period.

       (a)   The Escrow Fund shall remain in existence for a period of twelve
(12) months commencing on the Closing of the Merger (the "Escrow Period"); provided, however, that any Escrow Shares which shall continue to be maintained in the Escrow Fund beyond the Escrow Period pursuant to Section 6(b) shall be held subject to the terms hereof and such extended period will be treated as part of the Escrow Period for purposes of this Escrow Agreement.



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       (b)   If, upon expiration of the Escrow Period, Parent shall have asserted a Claim and such Claim is pending or unresolved on the date of the expiration of the Escrow Period, the Escrow Agent shall retain in the Escrow Fund that portion of the Escrow Fund, net of any distributions made or to be made with respect to other Claims, equal in value to the Loss asserted in such Claim until such matter is finally resolved. If it is determined that Parent is entitled to recovery on account of such Claim, in compliance with the provisions of section 4 hereof the Escrow Agent shall withdraw and distribute to Parent an amount of Escrow Shares having a value equal to the amount due and payable with respect to such Claim and Parent shall become the beneficial owner thereof.

       (c) To the extent that no Claims are made or are pending by or at the end of the Escrow Period, an applicable portion of the Escrow Fund shall be disbursed to the Stockholders, pro rata in proportion with the number of Escrow Shares to which each Stockholder would be entitled if there were no distributions from the Escrow Fund in satisfaction of Claims.

       (d) Schedule I hereto identifies the number and percentage of Escrow Shares to which each of the Stockholders will be entitled if none of the Escrow Shares are distributed to Parent pursuant to a Claim in accordance with this Escrow Agreement. If any portion of the Escrow Fund is distributed to Parent pursuant to a Claim, the Escrow Agent shall determine the number of Escrow Shares to which each Stockholder is entitled upon the termination of the Escrow Period or in connection with any payment arising under Section 6(c) hereof by reference to the percentage ownership of Escrow Shares by each Stockholder, as set forth on Schedule I hereto.

       7. Escrow Agent's Rights And Responsibilities. To induce the Escrow Agent to act hereunder, it is further agreed that:

       (a) The Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its own similar property.

       (b) The Escrow Agent may engage legal counsel who is not counsel to either Parent or the Stockholders and may act upon the advice of such counsel in reference to any matter connected herewith and shall not be liable for any acts or omissions taken or suffered in good faith pursuant to the opinion of such counsel. The fees and expenses of such counsel shall be deemed to be a proper expense for which the Escrow Agent will have a lien against the Escrow Fund.

       (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of Parent or the Stockholders executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder. The Escrow Agent shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the Stockholders or an officer of Parent.


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       (d)   The Escrow Agent is authorized to rely on the written instructions of Parent or the Stockholders as being the acts thereof.

       (e) The duties of the Escrow Agent shall be as expressed under this Escrow Agreement, and the Escrow Agent shall have no implied duties. The permissive right or power to take any action shall not be construed as a duty to take action under any circumstances, and the Escrow Agent shall not be liable except in the event of its gross negligence or willful misconduct.

       (f) The Escrow Agent shall not be called upon to advise Parent or the Stockholders as to their rights and obligations hereunder.

       (g) In consideration of its acceptance of the appointment as the Escrow Agent, and except with respect to the Escrow Agent's own gross negligence or willful misconduct or acts or omissions by the Escrow Agent not taken in good faith, the Parent and the Stockholders agree, jointly and severally, to indemnify and hold the Escrow Agent, its directors, officers, employees, affiliates or agents harmless as to any loss or liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse Escrow Agent for all its expenses, including reasonable attorney's fees, incurred by reason of its position hereunder or actions taken pursuant hereto. The Escrow Agent shall have no liability under, or duty to inquire into, the terms and provisions of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature and that Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as it has acted in good faith. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. This Section 7(g) shall survive the termination of the Escrow Agreement.

       (h) In the event the Escrow Agent becomes involved in litigation by reason hereof, it is hereby authorized to deposit with the clerk of the court in which the litigation is pending any and all funds, securities or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder. Also, in the event the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorized to implead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any such funds, securities or other property held by it pursuant hereto, less its fees, expenses and advances, and thereupon shall stand fully relieved and discharged of any further duties hereunder.

       (i) Parent, on the one hand, and Stockholders, on the other hand, shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of $3,000.00 upon Escrow Agent's receipt of the Escrow Fund and up to $1,500.00 bi-annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of Escrow Agent's counsel). Further, Parent and the


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Stockholders hereby agree with the Escrow Agent that payment shall be due and payable upon their receipt of an invoice from Escrow Agent.

       8. Resignation Of Escrow Agent. The Escrow Agent, or any successor, may resign as Escrow Agent hereunder by giving 30 days' written notice thereof to the Stockholders and Parent by registered or certified mail. Such resignation shall become effective following such written notice upon the earlier of the appointment by Parent and the Stockholders of a successor escrow agent, jointly designated by the other parties hereto in writing, that accepts the appointment and agrees to be bound by the provisions of an agreement substantially similar to this Escrow Agreement or the expiration of 30 days thereafter. Upon the effectiveness of such resignation, all duties hereunder of the Escrow Agent so resigning shall cease. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent, a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction. The Stockholders and Parent shall have the right to terminate the appointment of the Escrow Agent hereunder by giving written notice thereof to the Escrow Agent, specifying the date upon which such termination shall take effect. A condition precedent to such termination shall be the designation of a successor escrow agent, selected by Parent and the Stockholders, that has accepted the appointment. In the event of such termination, the Escrow Agent shall deliver to such successor escrow agent the Escrow Fund, and any other sums and the records and instruments held by it under this Escrow Agreement.

       9. Voting. During the term of this Escrow Agreement, each of the Stockholders shall be deemed the owner of his pro rata portion of the Escrow Shares held in the Escrow Fund and shall have voting power over such Escrow Shares.

       10. Records. The Escrow Agent shall maintain a record of all Claims against the Escrow Fund filed with it pursuant to section 4 hereof, a record of all such Claims which shall become payable thereunder and a record of all payments from the Escrow Fund to Parent.

       11. Dividends and Distributions. During the term of this Escrow Agreement, any dividends or other distributions on the Escrow Shares that are made in the form of cash or any other form of property, except for ownership rights in Parent or any subsidiary thereof, shall be distributed to the Stockholders, pro rata in proportion with their respective ownership of the Company prior to the Closing. During the term of this Escrow Agreement, any dividends or other distributions on the Escrow Shares that are made in the form of capital stock or any other form of ownership interest in Parent or any of its subsidiaries shall remain in the Escrow Fund until the end of the term of this Escrow Agreement.

       12. Ownership for Tax Purposes. Stockholders agree that, for purposes of federal and other taxes based on income, Tim Blackwood, Art Borrego, and Roger



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Lewis will be treated as the owner of 33 1/3%, 33 1/3% and 33 1/3% of the
Escrow Fund, respectively, and that Tim Blackwood, Art Borrego, and Roger Lewis will report all income, if any, that is earned on, or derived from, the Escrow Fund as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

       13. Parent Rights. Parent's right to payment for Losses is, in all cases, in addition to and not in substitution of any other rights or remedies available to Parent under the Merger Agreement, any other agreement in respect of the transactions contemplated thereby, or by operation of law or in equity, including the right to specific performance or injunctive relief.

       14. Notices. All notices and other communications pursuant to this Escrow Agreement shall be in writing and shall be deemed given if delivered personally by hand (with written confirmation of receipt) sent by a nationally recognized overnight courier (return receipt requested), or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed with a copy sent by courier or registered or certified mail return receipt requested) to the parties at the following addresses (or at such other address or facsimile number for a party as shall be specified by notice hereunder):

                             To Parent:    AppliedTheory Corporation
                                           1500 Broadway, 3rd Floor
                                           New York, NY 10036
                                           Fax: (212) 398-7070
                                           Attention: David A. Buckel
                                                      Senior Vice President &
                                                      Chief Financial Officer

                       with a copy to:     Dewey Ballantine LLP
                                           1301 Avenue of the Americas
                                           New York, NY 10019-6092
                                           Attention: Frank E. Morgan, II, Esq.
                                           Fax: (212) 259-6333


                                           To the Stockholders:

                                           Tim Blackwood
                                           3505 West Avenue
                                           Austin, Texas 78705
                                           512.453.5118

                                           Art Borrego
                                           11808 Rain Forest Cove
                                           Austin, Texas 78759
                                           512.258.9705


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
                                           Roger Lewis
                                           8913 Spicebrush Drive
                                           Austin, Texas 78759
                                           512.795.8400

                         with a copy to:   Stahl, Martens & Bernal, LLP
                                           7320 N. MoPac Expressway
                                           Suite 211
                                           Austin, TX 78731
                                           Attention:  Brent Stahl, Esq.
                                           Fax: (512) 346-2712

       To the Escrow Agent:                Wells Fargo
                                           Trust and Investment Center of TX
                                           3979 S. Lamar
                                           P.O. Box 41629
                                           Mail Station Code: T5283-013
                                           Austin, TX  78704-9926
                                           Attention:  LaVern Zepeda Pena
                                           Trust Administrator
                                           Voice: (512) 344-7377
                                           Fax:    (512) 344-7322

All such notices and other communications shall be deemed to have been received
(a) in the case of personal hand delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, (c) in the case of mailing, on the third business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b) or
(c)).

       15. Successors And Assigns. This Escrow Agreement shall inure to the benefit of and be binding upon the successors, personal representatives and assigns of the parties hereto, except that no provision of this Escrow Agreement shall confer rights upon any person not a party hereto.

       16. Governing Law. This Escrow Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the choice of law principles thereof.

       17. Expenses. Except as provided in Sections 4 and 7, in the event of any dispute that results in a suit or other legal proceeding to construe or enforce any provision of this Escrow Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Escrow Agreement, the parties hereto agree that each party shall be responsible for its own attorneys' fees and other costs incurred in any action or proceeding.



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       18.  Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

       19. Section Headings. The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

       20. Exclusive Agreement and Modification. This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by the Parent, the Stockholders and the Escrow Agent.

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       IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement to be effective as of the day and year first above written.


                                   APPLIEDTHEORY CORPORATION:

                                   By: /s/ Danny E. Stroud
                                       ---------------------------------------
                                       Name: Danny E. Stroud
                                       Title: Vice President - Corporate
                                              Development and Western
                                              Operations

                                   TIM BLACKWOOD

                                      /s/ Tim Blackwood
                                   --------------------------------------------

                                   --------------------------------------------


                                   ART BORREGO



                                      /s/ Art Borrego
                                   --------------------------------------------

                                   ROGER LEWIS



                                     /s/  Roger Lewis
                                   --------------------------------------------



                                   TEAM TECH INTERNATIONAL, INC.



                                   By:   /s/ Art Borrego
                                       ----------------------------------------

                                       Name:  Art Borrego
                                             ----------------------------------

                                       Title: President/CEO
                                             ----------------------------------

                                   WELLS FARGO INVESTMENT
                                   MANAGEMENT & TRUST




                                   By:   /s/ LaVern Zepeda Pena
                                      -----------------------------------------
                                      Name: LaVern Zepeda Pena
                                      Title: Trust Administrator




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